Exhibit 99.1

NPS Pharmaceuticals Reports First Quarter 2009 Financial Results; Registration Studies Advance for Lead Product Candidates

Conference call today at 8:30 AM ET

BEDMINSTER, N.J.--(BUSINESS WIRE)--May 5, 2009--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported its financial results for the first quarter of 2009. The company’s net loss for the quarter improved to $10.7 million, or $0.22 per diluted share, as compared to $13.1 million, or $0.28 per diluted share, for the first quarter of 2008. The company’s net losses for the first quarter of 2009 and 2008 include non-operating charges of $2.2 million and $3.5 million, respectively, related to other-than-temporary declines in the estimated current fair value of the company’s auction-rate security (ARS) investments.

The company used $5.3 million in cash during the first quarter of 2009 (excluding changes in carrying value of ARS investments). The company’s cash, cash equivalents and short- and long-term investments totaled $98.7 million at March 31, 2009 versus $106.1 million at December 31, 2008. The company’s cash burn guidance for 2009 remains unchanged at $55 to $65 million and, consistent with prior periods, excludes potential changes in the estimated fair value of the company’s ARS investments.

“We have continued to make steady progress advancing our registration programs for GATTEX in short bowel syndrome and NPSP558 in hypoparathyroidism while at the same time managing our resources carefully,” said Francois Nader, M.D., president and chief executive officer of NPS. “We remain on track to complete our Phase 3 STEPS and REPLACE studies for GATTEX and NPSP558 next year and file new drug applications in late 2010 or early 2011 for both product candidates.”

Product Pipeline Update

GATTEX™ (teduglutide)

  Patient enrollment continues in STEPS, an international, double-blind, placebo-controlled Phase 3 registration study to confirm that GATTEX is well tolerated and reduces parenteral nutrition (PN) dependence in short bowel syndrome (SBS) patients. The company continues to expect the last patient to enroll in STEPS before the end of the first quarter of 2010. NPS believes positive results from STEPS will enable it to seek U.S. marketing approval for GATTEX for patients with PN-dependent SBS.
  NPS recently executed long-term supply agreements for the commercial manufacture and supply of active pharmaceutical ingredient, finished injectable product, and other commercial supply chain services.
  Three GATTEX-related abstracts were accepted for presentation at the 2009 Digestive Disease Week (DDW) conference: two oral presentations and one poster presentation of sub-study data from the completed Phase 3 study of GATTEX in short bowel syndrome.
  Preclinical studies evaluating teduglutide in pediatric indications and in chemotherapy-induced gastrointestinal mucositis continued to advance.

NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection)

  Enrollment is proceeding in REPLACE, a Phase 3 registration study evaluating NPSP558 for the treatment of adults with hypoparathyroidism. NPS continues to expect to complete patient enrollment before the end of the first quarter of 2010. NPS believes positive results from REPLACE will enable it to seek U.S. marketing approval for NPSP558 for patients with hypoparathyroidism.
  The company recently executed agreements for the long-term commercial manufacture and supply of active pharmaceutical ingredient and other commercial supply chain services.

Financial Results

Revenues

Revenues are comprised of royalties, product sales, and milestones and license fees.

NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact®(parathyroid hormone 1-84 [rDNA origin] injection), and (iii) Kyowa Kirin’s sales of REGPARA® (cinacalcet HCl) in Japan. Royalty revenue grew to $14.4 million for the first quarter of 2009, versus $12.7 million for the first quarter of 2008, as follows:

In millions	First Quarter
	2009	2008
Royalty:
Sensipar	$11.6	$10.7
Preotact	2.1	1.8
REGPARA	0.7	0.2
Total	$14.4	$12.7

The company’s royalty rights related to Sensipar and Preotact currently secure non-recourse debt. At March 31, 2009, the outstanding principal balance on the non-recourse debt secured by the company’s Sensipar royalties was $258.5 million. After repayment of the debt, Sensipar royalties will return to NPS. When Preotact royalty payments exceed two and one-half times the amount of advanced principal, the royalties revert to NPS.

NPS reported product sales of $1.7 million for the first quarter of 2008 related to inventory sold to Nycomed. There were no comparable inventory sales for the first quarter of 2009. The company does not anticipate having any significant future sales of product inventory to Nycomed.

NPS recognized license fee revenue related to the company’s September 2007 agreement with Nycomed for GATTEX of $1.9 million for the first quarter of 2009 versus $9.5 million for the first quarter of 2008. These amounts pertain to the up-front license fee received in 2007, which the company initially recorded as deferred revenue.

Research and development

Research and development expenses were $5.8 million for the first quarter of 2009 versus $4.9 million for the first quarter of 2008. The increase in research and development expense was due to the launch of the STEPS registration study for GATTEX in short bowel syndrome and the REPLACE registration study for NPSP558 in hypoparathyroidism in December 2008. First quarter 2009 research and development expenses benefited from approximately $700,000 of Nycomed cost-sharing of certain external costs of the STEPS registration study for GATTEX.

General and administrative

General and administrative expenses decreased to $4.6 million for the first quarter of 2009 versus $10.6 million for the first quarter of 2008. The decline in general and administrative expenses in 2009 was primarily attributable to prior year expenses associated with the departure of the company's former chief executive officer pursuant to his employment agreement and higher legal expenses in 2008.

Interest expense

First quarter interest expense was $15.7 million for 2009 versus $16.9 million for 2008. The decrease was primarily due to a lower principal balance on the company’s Class A notes. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s outstanding debt is non-recourse and secured by its Sensipar and Preotact royalties.

Loss on marketable investment securities

The company’s ARS investments have experienced failed auctions since the second half of 2007 due to liquidity issues in the global credit and capital markets. While all of the company’s ARS investments continue to pay interest on the full face value of the investments, the severity and the duration of the decline in fair value of certain of its ARS have resulted in the company determining that the change in fair value of its ARS investments is other-than-temporary. NPS recorded an ARS impairment charge of $2.2 million in the first quarter of 2009 and $3.5 million in the first quarter of 2008.

Cash and investments

At March 31, 2009, the company’s cash, cash equivalents, and short- and long-term investments totaled $98.7 million compared to $106.1 million at December 31, 2008. Included in these amounts are ARS investments with an estimated fair value of $6.5 million at March 31, 2009 and $8.8 million at December 31, 2008. The cost basis of these ARS investments is $29.7 million. NPS has classified its ARS investments as non-current assets within its balance sheets.

Conference Call Information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (866) 804-6926 and use pass code 30165748. International callers may dial (857) 350-1672, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 59746301, until midnight Eastern Time, May 19, 2009. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently conducting two Phase 3 registration studies. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX™ in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and in preclinical development for gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Kirin, Nycomed, and Ortho-McNeil. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. Preotact® is the company’s registered trademark in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, the risks associated with the company’s auction-rate securities, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Royalties	$14,408	$12,698
Product sales	--	1,684
Milestones and license fees	1,921	10,798
Total revenues	16,329	25,180

Costs and expenses:
Cost of goods sold	--	1,350
Cost of royalties	--	1,373
Cost of license fees	358	1,920
Research and development	5,832	4,857
General and administrative	4,553	10,592
Total operating expenses	10,743	20,092
Operating income	5,586	5,088

Other (expense) income:
Interest income	600	1,846
Interest expense	(15,691)	(16,945)
Loss on marketable investment securities	(2,204)	(3,502)
Other (expense) income, net	(41)	420
Total other expense, net	(17,336)	(18,181)
Loss before income tax benefit	(11,750)	(13,093)

Income tax benefit	(1,014)	--
Net loss	($10,736)	($13,093)
Net loss per common and potential common share:
Basic and diluted	($0.22)	($0.28)
Weighted average common and potential common share:
Basic and diluted	47,959	47,447

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	March 31,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and current marketable investment securities	$92,128	$97,380
Current restricted cash and cash equivalents	49,570	37,016
Account receivable	18,192	25,406
Litigation settlement receivable	16,000	16,000
Other current assets	1,885	2,694
Equipment, net	423	285
Marketable investment securities, less current portion	6,548	8,752
Debt issuance costs, net	4,701	5,158
Other long-term assets	1,874	1,486
Goodwill	9,429	9,429
Total assets	$200,750	$203,606

Liabilities and Stockholders’ Deficit:
Current liabilities	$89,794	$81,889
Convertible notes	50,000	50,000
Secured notes payable, less current portion*	265,841	268,277
Other long-term liabilities	20,360	18,526
Total liabilities	425,995	418,692

Common stock and additional paid-in capital	690,751	689,994
Accumulated other comprehensive loss	(380)	(200)
Accumulated deficit	(915,616)	(904,880)
Total stockholders' deficit	(225,245)	(215,086)
Total liabilities and stockholders' deficit	$200,750	$203,606

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan Mesco, 908-450-5516
smesco@npsp.com